Exhibit 99.1
The Genlyte Group Incorporated
10350 Ormsby Park Place, Suite 601
Louisville, KY 40223

News Release	For Immediate Release

Contact: William G. Ferko, CFO
(502) 420-9502

Genlyte Group Announces Acquisition of Hanover Lantern Business

LOUISVILLE, KY, February 1, 2007 -- The Genlyte Group Incorporated (NASDAQ: GLYT) announced that it has reached an agreement to acquire Hanover Lantern, located in Hanover, Pennsylvania. Hanover Lantern is a privately held lighting fixture company servicing the outdoor commercial, decorative, municipal, and residential markets. The company’s group of recognized products complements Genlyte’s current outdoor product lines. The purchase price for the transaction is expected to be a cash amount of approximately $26.0 million plus liabilities for employee benefits, trade payables, and debt liabilities of $1.75 million.

Hanover Lantern has several brands including: Terralight, Sitescape, and the flagship Hanover Lantern brand. The product portfolio includes Classic Exterior Accents, Street Scenes, Architectural Accents, and Sitescape Commercial products. The company’s manufacturing base consists of one owned facility and one leased facility in Hanover, Pennsylvania and employs 160 people.

For the year ended December 31, 2006, Hanover achieved net sales of $24.4 million and reported operating income of $3.2 million. Pro forma 2006 adjusted EBITDA excluding nonrecurring restructuring costs is estimated to be $4.0 million.

Larry K. Powers, President and Chief Executive Officer of Genlyte Group commented, "We are pleased with the strategic benefits of this acquisition. The Hanover Lantern business is a highly respected outdoor lighting business. Hanover will provide us with another platform to launch new product ideas with some very talented people to help us accomplish these goals.

“We will continue to operate Hanover as an independent division of Genlyte and all management, sales representation, and customers will remain in place. We will gain operational efficiencies through purchasing and working closely together with Hanover’s management team to enhance production capabilities and lower cost.”

Bob Baker the current president of Hanover Lantern will continue as the Hanover division president. Bob stated, "This transaction is an excellent opportunity for the customers, reps, and employees, of Hanover to be associated with one of the most highly respected lighting companies in North America."

The Genlyte Group Incorporated (Nasdaq: GLYT) is a leading manufacturer of lighting fixtures, controls, and related products for the commercial, industrial and residential markets. Genlyte sells lighting and lighting accessory products under the major brand names of Alkco, Allscape, Ardee, Canlyte, Capri/Omega, Carsonite, Chloride Systems, Crescent, D’ac, Day-Brite, Gardco, Guth, Hadco, High-Lites, Hoffmeister, Lam, Ledalite, Lightolier, Lightolier Controls, Lumec, Morlite, Nessen, Quality, Shakespeare Composite Structures, Specialty, Stonco, Strand, Thomas, Vari-Lite, Vista, and Wide-Lite.

The statements in this report with respect to future results, future expectations, and plans for future activities and synergies may be regarded as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and actual results may differ materially from those currently expected. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions. Such future results are subject to various risks, such as the ability of the Company to meet new business sales goals and realize desired price increases, fluctuations in commodity and transportation costs, slowing of the overall economy, changes in foreign currency translation rates, increased interest costs arising from a change in the Company’s leverage or change in rates, failure of the Company’s plans to produce anticipated cost savings, the outcome of pending litigation, the timing and magnitude of capital expenditures, as well as other risks discussed in the Company’s filing with the Securities Exchange Commission. The Company makes no commitment to disclose any revision to forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements.

For additional information about Hanover Lantern please refer to the web site at: http://www.hanoverlantern.com

For additional information about Genlyte please refer to the Company’s web site at: http://www.genlyte.com.